EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pioneer Drilling Company:
We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333-160416), Form S-4 (Registration No. 333-168728) and Form S-8 (Registration Nos. 333-48286, 333-110569, 333-153180, 333-160415, and 333-177077) of Pioneer Drilling Company of our reports dated February 21, 2012, with respect to the consolidated balance sheets of Pioneer Drilling Company and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Pioneer Drilling Company. Our report dated February 21, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states the Company acquired Go-Coil, LLC ("Go-Coil") on December 31, 2011 and management excluded Go-Coil's internal control over financial reporting from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2011. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Go-Coil.

/s/ KPMG LLP
San Antonio, Texas
February 21, 2012